First Interstate Bancorp
                        633 West Fifth Street
                    Los Angeles, California 90071


                                          November 5, 1995


First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

Attention:        John F. Grundhofer
                            Chairman, President and
                            Chief Executive Officer

Ladies and Gentlemen:

            We refer to the Agreement and Plan of Merger (the "Merger Agreement") of even date herewith among First Interstate Bancorp ("Subject Company"), First Bank System, Inc. ("Parent") and Eleven Acquisition Corp. ("Merger Sub"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

            In order to induce Parent and Merger Sub to enter into the Merger Agreement, and in consideration of Parent's undertaking of efforts in furtherance of the transactions contemplated thereby, Subject Company agrees as follows:

            1. Representations and Warranties. Subject Company hereby represents and warrants to Parent that Subject Company has all requisite corporate power and authority to enter into this letter agreement (this "Agreement") and to perform its obligations set forth herein. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Subject Company. This Agreement has been duly executed and delivered by Subject Company.

            2. Termination Fee. (a) Unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that the Merger Agreement is terminated pursuant to Article VIII thereof (regardless of whether such termination is by Parent or Subject Company) and prior to or concurrently with such termination a First Trigger Event (as such term is defined below) shall have occurred, Subject Company shall pay to Parent a cash fee of $25 million. Such fee shall be payable in immediately available funds on or before the second business day following such termination of the Merger Agreement.

                  (b) In addition, unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that (i) the Merger Agreement shall have been terminated pursuant to
Article VIII thereof, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Subject Company shall pay to Parent an additional cash fee of (i) $100 million, less (ii) any amount paid by Subject Company pursuant to Paragraph 2(a) hereof. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.

                  (c) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

                        (i) Subject Company's Board of Directors shall have failed to approve or recommend the Merger Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

                        (ii) Subject Company or any Significant Subsidiary (as such term is defined below), or the Board of Directors of Subject Company or a Significant Subsidiary, shall have recommended that the stockholders of Subject Company approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

                        (iii) the Merger Agreement shall not have been approved at a meeting of Subject Company stockholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than Parent or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

                        (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than Parent and its Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Subject Company or a Significant Subsidiary; or

                        (v) following the making of an Acquisition Proposal, Subject Company shall have breached any covenant or agreement contained in the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement under Section 8.1(d) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

                  (d) As used herein, "Acquisition Event" shall mean the consummation of any event described in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

                  (e) As used herein, "Acquisition Proposal" shall mean any
(i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Parent or any of its Subsidiaries: (A) a merger or consolidation, or any similar transaction, involving Subject Company or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Subject Company and/or one or more wholly owned Subsidiaries of Subject Company and other than a merger or consolidation as to which the common shareholders of Subject Company immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Subject Company or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Subject Company or any Significant Subsidiary. Notwithstanding the foregoing, Subject Company confirms that the proposal made by Wells Fargo & Company ("Wells") prior to the date hereof to enter into a business combination with Subject Company shall also constitute an Acquisition Proposal which has been publicly announced; provided, however, that solely for purposes of Paragraph 2(c)(iii) hereof, such proposal shall not constitute a publicly announced Acquisition Proposal if Wells shall have publicly announced the withdrawal of such proposal prior to the time Subject Company mails to its stockholders a proxy statement in connection with the stockholder meeting called to approve and adopt the Merger Agreement. Nothing contained in the proviso to the immediately preceding sentence shall imply that any proposal made by Wells after the date hereof does not constitute an Acquisition Proposal for purposes of Paragraph 2(c)(iii) hereof.

                  (f) As used herein, "Nullifying Event" shall mean any of the following events occurring and continuing at a time when Subject Company is not in material breach of any of its covenants or agreements contained in the Merger Agreement: (i) Parent shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Subject Company shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(d) thereof (without regard to any grace period provided for therein), (ii) the stockholders of Parent shall have voted and failed to approve the Parent Vote Matters at a meeting of such stockholders which has been held for that purpose or at any adjournment or postponement thereof (unless the Merger Agreement shall not have been approved at a meeting of Subject Company stockholders which was held on or prior to such date for the purpose of voting with respect to the Merger Agreement) or (iii) the Board of Directors of Parent shall have failed to approve or recommend the Parent Vote Matters or shall have withdrawn, modified or changed in any manner adverse to Subject Company its approval or recommendation of the Parent Vote Matters or shall have resolved or publicly announced its intention to do any of the foregoing.

                  (g) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Subject Company.

            3. To the extent that Subject Company is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Subject Company herein in full, it shall immediately so notify Parent and thereafter deliver or cause to be delivered, from time to time, to Parent, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which the Subject Company is no longer so prohibited; provided, however, that if Subject Company at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reason-able best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Parent with copies of the same, and (iii) keep Parent advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

            4. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

            5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            6. Nothing contained herein shall be deemed to authorize Subject Company or Parent to breach any provision of the Merger Agreement.

            Please confirm your agreement with the understandings set forth herein by signing and returning to us the enclosed copy of this Agreement.

                              Very truly yours,

                              FIRST INTERSTATE BANCORP


                              By    /s/ William E.B. Siart
                                    ----------------------
                                    Name: William E.B. Siart
                                    Title:  Chairman and Chief
                                             Executive Officer

Accepted and agreed to as of the date first above written:

FIRST BANK SYSTEM, INC.


By    /s/ John F. Grundhofer
      ----------------------
      Name: John F. Grundhofer
      Title: Chairman, President and
               Chief Executive Officer